DEAN WITTER INTERCAPITAL INC.
                         Two World Trade Center
                        New York, New York 10048




                                         November 30, 1995



TCW/DW Mid-Cap Equity Trust
Two World Trade Center
New York, New York 10048


Gentlemen:

       We are purchasing from you today 10,000 shares of your beneficial interest, of $0.01 par value, at a price of $10.00 per share, or an aggregate price of $100,000 to provide the initial capital you require pursuant to Section 14 of the Investment Company Act of 1940 in order to make a public offering of your shares.

       We hereby represent that we are acquiring said shares for investment and not for distribution or resale to the public.

       We hereby further represent that in the event we redeem such shares prior to complete amortization by you of your organization expenses, the amount we receive upon redemption may be reduced by the proportionate amount which the total unamortized balance bears to the number of shares being redeemed. For this purpose, the proportionate amount is based on the ratio of the number of shares originally issued by you in connection with the furnishing of the initial capital.


                                  Very truly yours,


                                  DEAN WITTER INTERCAPITAL INC.




                                  By
                                     --------------------------------
                                       Charles A. Fiumefreddo